Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 (File No.: 333-276481) and Registration Statement on Form S-8 (File No.: 333-267989) of our report dated March 31, 2025 relating to the consolidated financial statements of China Pharma Holdings, Inc. and subsidiaries as of and for the years ended December 31, 2024 and 2023 appearing in this Annual Report on Form 10-K of China Pharma Holdings, Inc. for the year ended December 31, 2024.

/s/ Enrome LLP

Enrome LLP

Singapore

March 31, 2025